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                                                                Exhibit No. 99.1

PRESS RELEASE

                         DONALD S. RUSSELL RETIRES FROM
                     PIEDMONT NATURAL GAS BOARD OF DIRECTORS

CHARLOTTE, NC - After serving 37 years on the Board of Directors of a company that his father helped found in 1951, Donald S. Russell today announced his retirement from the Board of Directors of Piedmont Natural Gas.

During Mr. Russell's tenure on the Board since 1966, Piedmont Natural Gas has grown its customer base from 119,000 to over 920,000, and its revenues from $30 million to over $1.2 billion. Mr. Russell is an attorney and lives in Columbia, South Carolina.

Upon Mr. Russell's retirement, the company's President and CEO, Thomas E. Skains remarked, "Mr. Russell's experience and dedication to Piedmont as a Board member has helped guide it well for nearly 40 years. He has demonstrated outstanding leadership to the benefit of the Company's shareholders, customers and employees. We owe him and his family our deepest gratitude, and our best wishes."

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 57,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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